Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into on April 10, 2013, by and between Snap Interactive, Inc., a Delaware corporation (the “Company”), and Clifford Lerner (“Executive”).  In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.           Agreement to Employ.  The Company desires to secure the services of Executive as its President and Chief Executive Officer.  In addition, Employee shall serve, if duly elected, as a member, and Chairman, of the Board of Directors of the Company (the “Board”).  The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company.  The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2.           Term of Agreement.  This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement.  The Agreement’s stated term and the employment relationship created hereunder will begin on April 10, 2013, and will remain in effect for one (1) year, unless earlier terminated in accordance with Section 8 (the “Initial Employment Term”).  This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term (each a “Renewal Term”), unless terminated by either party upon written notice (“Non-Renewal Notice”) given at least thirty (30) days before the end of the Initial Employment Term or any Renewal Term, or unless earlier terminated in accordance with Section 8.  The period during which Executive is employed under this Agreement (including any Renewal Term) will be referred to as the “Employment Period.”

3.           Surviving Agreement Provisions.  Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 11 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4.           Services to be Provided by Executive.

(a)           Position and Responsibilities. Subject to the Agreement’s terms, Executive agrees to serve the Company as President and Chief Executive Officer, and, if duly elected, as a member, and Chairman, of the Board of Directors of the Company. Executive shall have the duties and privileges customarily associated with an executive occupying such roles, and shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the best interests of the Company. Executive will report to the Board on matters involving policy and long-term strategic issues, specifically such things as the annual budget and strategic plan, developing and executing incentive compensation plans and sales compensation plans for all employees, major joint venture or merger/acquisition agreements. In such capacity, Executive shall perform such acts and carry out such duties, and shall in all other respects serve the Company faithfully and to the best of his ability. Specific areas where Executive shall have complete operating responsibility and authority are as follows: staffing, finance and financial reporting, marketing and sales including all aspects of advertising sales and product positioning, marketing and promotion, sales and marketing, research, design and graphics product development for the web sites and publications (print and electronic) associated with the Company’s business. Executive will solicit the input of the Board on matters of long-term strategy and company direction, but with respect to day-to-day operations and management, Executive shall have absolute and complete authority, control and responsibility.

(b)           Executive’s Employment Representations.  Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Company; (ii) will serve as an Executive of the Company; and (iii) shall not, directly or indirectly, have any interest in, or perform any services for, any business competing with or similar in nature to the Company’s business as set forth in Section 7.  Executive further represents to the Company that (i) he is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; and (ii) Executive is under no contractual, legal, or fiduciary obligation or burden that he will allow to interfere with Executive’s ability to perform services under the Agreement’s terms.

5.           Compensation for Services.  As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a)           Base Salary.  Executive shall receive a monthly salary (“Base Salary”) of Twenty-Three Thousand Seven Hundred Fifty dollars (US $23,750.00) (annualized, U.S. $285,000), prorated for partial months of employment.  The Company will review Executive’s Base Salary at least annually during the Initial Employment Term and any Renewal Term, and, in the sole discretion of the Board, may increase such base salary from time to time, but shall not be obligated to effectuate such an increase.  Executive’s compensation shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the Company’s normal payroll procedures.

(b)           Annual Bonus.  Executive shall be eligible to receive an annual incentive bonus (“Annual Bonus”) equal to One Hundred Forty-Five Thousand Dollars (US $145,000.00), provided, that, if, at the time such bonus is payable the Board determines that the Company’s cash reserves are not at least equal to $3,000,000, the amount of the Annual Bonus payable shall be determined by the Board, in its sole discretion after consultation with the Company’s executive management team.  The Annual Bonus shall be payable during the annual review period (generally January or February) in the calendar year following the calendar year to which the Annual Bonus relates provided Executive is employed by the Company on such payment date.

(c)           Equity Award.  As soon as administratively practicable after the effective date of this Agreement and subject to Board approval, Executive will receive by separate agreement, outside of the terms and conditions of the Company’s 2011 Long-Term Incentive Plan, an aggregate grant of five million (5,000,000) shares of restricted common stock of the Company, vesting 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (subject to early termination or forfeiture in accordance with the terms of the award agreement) (the “Restricted Stock”).

The Restricted Stock shall be granted by and subject to the terms and conditions of a restricted stock award agreement, which terms shall include: upon the effective date of a “change in control” (as defined in the 2011 Long-Term Incentive Plan), immediate vesting of 100% of all then unvested shares of restricted stock (subject to early termination or forfeiture in accordance with the terms of the award agreement).

(d)           Other Benefits and Perquisites.  Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees. The Company shall be entitled to change or terminate these plans in its sole discretion at any time.  Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Initial Employment Term or Renewal Term, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred.  The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.  Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

6.           Confidential Information.

(a)           Confidential Information.  The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”) and shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i)           Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others during the period of Executive’s employment by the Company;

(ii)          All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s business, trade secrets, products or services;

(iii)         Customer lists and prospect lists developed by the Company;

(iv)         Information regarding the Company’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v)          Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi)         Training materials developed by and utilized by the Company; and

(vii)        Any other information that Executive acquired as a result of his employment with the Company and which Executive has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

(b)           Disclosure Of Confidential Information. Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason: (a) use the information for any purpose other than the benefit of the Company; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company.  Executive shall also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

(c)           Return Of Information.  Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information.  Executive shall not retain any originals or copies of any documents or materials related to the Company’s business, which Executive came into possession of or created as a result of his employment with the Company.  Executive acknowledges that such information, documents and materials are the exclusive property of the Company.  In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7.           Restrictive Covenants.  In consideration for (i) the Company’s promise to provide Confidential Information to Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, Executive agrees to enter into the following restrictive covenants.

(a)           Non-Competition.  Executive agrees that, during the Employment Period and during the Restricted Period (defined below), other than in connection with his duties under this Agreement, he shall not, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in the Company’s Business (defined below) within the Restricted Area (defined below).  Notwithstanding the foregoing, Executive shall be permitted during the Employment Period to own, directly or indirectly, solely as an investment, securities of any organization or entity, which are traded on any national securities exchange or NASDAQ if Executive is not the controlling shareholder, or a member of a group that controls such organization or entity, and directly or indirectly, does not own three percent (3%) or more of any class of securities of such organization or entity.

For purposes of this Agreement:

“Restricted Period” means a period of one (1) year immediately following the date of Executive’s termination from employment for any reason.

 “Business” means the business of establishing and/or providing social networking services and online dating services, and any other business the Company engages in during Executive’s employment and of which Executive participated in or had knowledge of Confidential Information regarding such business, or any business seriously contemplated by the Company during Executive’s employment and of which Executive participated in the assessment or potential initiation of such business or had knowledge of Confidential Information regarding such business.

“Restricted Area” means, because the Company’s business is nationwide, Executive’s responsibilities are nationwide in scope, and Executive has access to the Company’s Confidential Information on a nationwide basis, all States comprising the United States, and any other geographic area in which the Company conducts business and for which Executive has responsibilities during Executive’s employment.

(b)           Non-Solicitation.  Executive agrees that, during the Employment Period and during the Restricted Period, other than in connection with his duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i)            Solicit business from, interfere with, attempt to solicit business with, or do business with any customer, referral source and/or sponsor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which:  (1) Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) Executive learned of as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information.  This restriction in this Section 7(b)(i) applies only to the Business (as defined above) of the Company or any affiliate thereof; or

(ii)           Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

Notwithstanding the foregoing, the restrictions contained in this Section shall not apply to any individual who is a family member.

(c)           Non-Disparagement.  Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort.  Therefore, Executive agrees that during his employment and after the termination of his employment, Executive shall not in any way, directly or indirectly, publicly disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

(d)           Tolling.  If Executive violates any of the restrictions contained in this Section 7 (other than subsection (c) of this Section 7), the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company.

(e)           Remedies.  Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Sections 6 and 7 of this Agreement would result in irreparable injury to the Company.  In the event of a breach by Executive of Sections 6 or 7 of this Agreement, then the Company shall be entitled to (i) a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and/or (ii) recover attorneys’ fees, expenses and costs the Company incurs in such action.  Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action.

(f)           Reformation.  The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.  Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof.  Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company.

8.           Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a)           Death or Permanent Disability.  This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive.  For this purpose, “permanent disability” shall mean that Executive is, by reason of any medically determinable physical or mental impairment that be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or is determined to be totally disabled by the Social Security Administration..

(b)           Termination for Cause.  The Company shall have the option to terminate Executive’s employment during the Employment Period, effective upon written notice of such termination to Executive, for Cause as the Company determines.  Under the Agreement, termination for “Cause” means the Company’s termination of Executive’s employment upon the occurrence of any of the following events:

(i)            Any act of fraud, misappropriation or embezzlement by Executive regarding any aspect of the Company’s business;

(ii)           The material breach by Executive of any Agreement provision and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the Board;

(iii)           The conviction of Executive by a court of competent jurisdiction or a felony or a crime involving moral turpitude;

(iv)           The intentional and material breach by Executive of any non-disclosure or non-competition/non-solicitation provision of any agreement to which Executive and the Company or any of its subsidiaries are parties;

(v)            The substantial failure by Executive to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the Board;

(vi)           The failure or refusal of Executive to follow the lawful directives of the Company, which, if curable, Executive failed or refused to cure within thirty (30) days after written demand is delivered;

(vii)          Willful conduct by Executive that is materially injurious to the Company;

(viii)         Acceptance of employment with any employer other than the Company except upon written permission of the Board; or

(ix)            The breach by Executive of his fiduciary duties to the Company.

The Company shall provide Executive with a written notice of termination, which can be provided on the date of termination. In the event Executive’s employment is terminated for Cause under this Agreement, Executive shall be entitled to the compensation provided in Section 9(a) below.

(c)           Termination by the Company without Cause. The Company may terminate this Agreement without Cause at any time upon thirty (30) days written notice to Executive, during which period Executive shall not be required to perform any services for Employer other than to assist the Company in training his successor and generally preparing for an orderly transition; PROVIDED, HOWEVER, that Executive shall be entitled to compensation upon such termination as provided in Sections 9(a) and (b) below.

(d)           Termination by Executive For Good Reason. Executive shall be entitled to terminate this Agreement at any time for Good Reason. Under the Agreement, “Good Reason” means the occurrence of any of the following events:

(i)            Without his express written consent, the assignment of Executive to a position constituting a material demotion with loss of compensation and job duties by comparison to his position with the Company on the date of this Agreement; provided, however, that changes in Executive’s job duties and reporting relationships, at the Company’s or Board’s discretion, and without a material loss in Executive’s compensation, will not constitute “Good Reason” under this Agreement;

(ii)           The change of the location where Executive performs the majority of Executive’s job duties at the time Executive executes this Agreement (“Base Location”) to a location that is more than fifty (50) miles from the Base Location, without Executive’s written consent; or

(iii)          A material reduction by the Company in Executive’s Base Salary as in effect on the date of this Agreement, unless the reduction is a proportionate reduction of the compensation of Executive and all other senior officers of the Company as a part of a company-wide effort to enhance the Company’s financial condition.

Executive shall give the Company thirty (30) days notice of an intent to terminate this Agreement for “Good Reason” as defined in this Section 8(d), and provide the Company thirty (30) days after receipt of such notice from Executive to remedy the alleged violation of Sections 8(d).  In the event the Company does not cure the violation, if Executive does not terminate this Agreement within sixty (60) days following the last day of the Board’s cure period, the occurrence of the violation shall not subsequently serve as Good Reason for Executive to terminate this Agreement.  In the event Executive terminates his employment for Good Reason hereunder, Executive shall be entitled to the compensation provided in Sections 9(a) and 9(b) below.

(e)           Separation from Service. For purposes of this Agreement, including, without limitation, Sections 9 and 10, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (and the Treasury Regulations and other guidance issued thereunder) (the “Code”).

9.           Compensation Upon Termination. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a)           Compensation Upon Termination for Any Reason.  Upon termination of Executive’s employment during the Employment Period before the expiration of the stated term hereof for any reason, Executive shall be entitled to the following within thirty (30) days of such termination:

(i)            Salary.  The Base Salary earned by him before the effective date of termination as provided in Section 5(a) (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period to the effective date of termination;

(ii)           Vacation Benefits.  Any accrued, but unpaid, vacation benefits; and

(iii)          Unreimbursed Business Expenses.  Any previously authorized but unreimbursed business expenses.

(b)           Additional Compensation and Benefits Upon Termination by the Company Without Cause. If Executive’s employment under this Agreement terminates without “Cause” (as defined in Section 8(b) above), with notice under Section 7(c) above, or for “Good Reason” (as defined in Section 8(d) above), the Company shall, subject to Executive’s execution of a general release of claims in favor of the Company and subject to Executive’s compliance with Section 6 and Section 7, provide to Executive in addition to the amounts set forth in Section 9(a) above:

(i)            a cash payment equal to the product of (i) the number of full years of Executive’s employment with the Company plus twenty four (24) (for example, 10 full years of employment yields 34 (10 + 24 = 34)) multiplied by (ii) Executive’s monthly Base Salary (as set forth in Section 5(a) above); and

(ii)           for a period of twelve (12) months following the date of Executive’s termination of employment under circumstances in which a severance payment is due under this Agreement, the Company shall provide Executive, at the Company’s expense, health and welfare benefits that are not less favorable to Executive than the health and welfare benefits to which Executive was entitled immediately before Executive’s employment termination triggering the severance payment.  To the extent the benefits provided under this Section 9(b)(ii) are otherwise taxable to Executive, such benefits, for purposes of Section 409A of the Code shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.  Benefits provided under this Section 9(b)(ii) to Executive or to his spouse or dependents shall be modified to the extent benefits under an applicable plan are modified for active employees of the Company.

The Company shall pay the severance amount referenced in Section 9(b)(i) in a lump sum on the date that is sixty (60) days after the date of Executive’s termination. Executive shall have no obligation to mitigate any severance obligation of the Company under this Agreement by seeking new employment. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment.

Notwithstanding the foregoing, with respect to any stock options, restricted stock, or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each of these plans shall be determined in accordance with the terms, conditions, and limitations of the plans and any separate agreement executed by Executive which may then be in effect.

(c)           Penalty for Breach of Covenants. For any period of time that Executive is in breach of Section 6 or Section 7, the Company shall not be obligated to pay any severance payments referenced in this Agreement, the Company’s severance obligations shall terminate and expire, and the Company shall have no further obligations to Executive from and after the date of such breach.  Additionally, the Company may recover any severance pay previously paid to Executive for the period of time that Executive was in breach of Section 6 or Section 7.  The Company shall have all other rights and remedies available under this Agreement or any other agreement at law or in equity.

(d)           Release.  Payment of any of the amounts described in this Section 9 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the forty-five (45) day period following the end of Executive’s employment and not revoking such Waiver and Release of Claims during any applicable revocation period.

10.           Compensation Upon Change in Control.

(a)           Change in Control.  For purposes of this Agreement, a “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(i)            Change in Ownership.  A change in ownership of the Company occurs on the date that any “Person”, other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock.  However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control.  In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i);

(ii)           Change in Effective Control.  Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on the date that any Person acquires (or has acquired during the  twelve (12) month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock.  However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (ii); or

(iii)          Change in Ownership of Substantial Portion of Assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions.  However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (2) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (4) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

For purposes of paragraphs (i), (ii), and (iii):

“Person” shall have the meaning given in Section 7701(a)(1) of the Code.  Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

The provisions of this Section 10(a) shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 10(a) shall be in compliance with the requirements of said Code Section and said Regulations.

(b)           Benefits Upon Change in Control.

(i)             Severance Benefits.  If Executive’s employment with the Company is terminated (A) by the Company (or by the acquiring or successor business entity following a Change in Control) other than for “Cause” (as defined in Section 8(b) above), or (B) by Executive for “Good Reason” (as defined in Section 8(d) above) in either event, within the one (1) year period after the date of a Change in Control (the “Change Period”), Executive shall receive, in lieu of the severance benefits described in Section 9(b)(i) above and subject to Executive’s execution of a general release of claims as provided in Section 10(d) below, a severance benefit in an amount equal to the sum of 299% of Executive’s Base Salary (specified in Section 5(a)) for the year immediately preceding the Change in Control.

(ii)            Other Benefits.  In lieu of the severance benefits described in Section 9(b)(ii) above and subject to Executive’s execution of a general release of claims as provided in Section 10(d) below, for twenty-four (24) months following the date of termination of Executive’s employment in circumstances in which a severance payment is due under this Section 10(b), the Company shall provide Executive, at the Company’s expense, health and other welfare benefits that are not less favorable to Executive than those to which he was entitled immediately before the Change in Control.  To the extent the benefits provided under this Section 10(b)(ii) are otherwise taxable to Executive, such benefits, for purposes of Section 409A of the Code shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.  Benefits provided under this Section 10(b)(ii) to Executive or to his spouse or dependents shall be modified to the extent benefits under an applicable plan are modified for active employees of the Company.

(iii)           No Payments Upon Breach.  The Company shall have no obligation to provide Executive with any severance compensation under this Section 10 if Executive is in breach or violation of any of the covenants contained in Sections 6 or 7, which are applicable to Executive at the time of the severance payment.

(iv)           No Duplication of Payment.  The payment of severance benefits under this Section 10 shall be in lieu of, and not in addition to, any payments under Section 9(b).

(v)           Form of Payment.  Except as otherwise provided by Section 11, the Company shall pay the severance amount referenced in Section 10(b)(i) in a lump sum on the date that is sixty (60) days after the date of Executive’s termination.

(vi)           Section 280G.  Notwithstanding the other provisions of this Section 10, in the event that any severance and other benefits provided to or for the benefit of Executive or his legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Company (including, but not limited to, any equity awards granted by the Company to Executive) (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change in Control Arrangements”) constitute “parachute payments” within the meaning of Code Section 280G(b)(2)(A)(i) (such severance and other benefits being referred to herein as the “Payments”), the Company will provide Executive with a computation of (1) the maximum amount of Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999, under the Change in Control Arrangements (said maximum amount being referred to as the “Capped Amount”); (2) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (3) the dollar amount of excise tax (if any) which Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (4) the net value of the Uncapped Payments after reduction by (A) the Excise Tax Amount, (B) the estimated income taxes payable by Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that Executive is paying the highest marginal tax rate for state, local and federal income taxes, and (C) the estimated hospital insurance taxes payable by Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3101(b) (the “Net Uncapped Amount”).

If the Capped Amount is greater than the Net Uncapped Amount, Executive shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, Executive shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments.  If Executive receives the Uncapped Payments, then Executive shall be solely responsible for the payment of all income and excise taxes due from Executive and attributable to such Uncapped Payments, with no right of additional payment from the Company as reimbursement for any taxes.

 Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10(b)(vi) shall be made in writing by independent public accountants agreed to by the Company and Executive (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 10(b)(vi), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10(b)(vi).  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10(b)(vi).

If the computations and valuations required to be provided by the Company to Executive pursuant to this Section 10(b)(vi) are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Code Sections 280G and 4999 or if Code Section 409A is determined to apply to all or any part of the payments to which Executive or his survivors may be entitled under this Agreement and as a result of such audit or determination, (x) the amount of cash and the benefits provided for in Section 10(b)(vi) remaining to Executive after completion of such audit or determination is less than (y) the amount of cash and the benefits which were paid or provided to Executive on the basis of the calculations provided for in Section 10(b)(vi) (the difference between (x) and (y) being referred to as the “Short Fall Amount”), then Executive shall be entitled to receive an additional payment (an “Indemnification Payment”) in an amount such that, after payment by Executive of all taxes (including additional excise taxes under said Code Section 4999 and any interest, and penalties imposed with respect to any taxes) imposed upon the Indemnification Payment and all reasonable attorneys’ and accountants’ fees incurred by Executive in connection with such audit or determination, Executive retains an amount of the Indemnification Payment equal to the Short Fall Amount.  The Company shall pay the Indemnification Payment to Executive in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

If the computations and valuations required to be provided by the Company to Executive pursuant to Section 10(b)(vi) are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Code Sections 280G and 4999 and as a result of such audit or determination, (z) the amount of cash and the benefits which were paid or provided to Executive on the basis of the calculations provided for in Section 10(b)(vi) is greater than (aa) the amount of cash and the benefits provided for in Section 10(b)(vi) payable to Executive after completion of such audit or determination (the difference between (z) and (aa) being referred to as the “Excess Amount”), then Executive shall repay to the Company the Excess Amount in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

(vii)           Notwithstanding the foregoing, with respect to any stock options, restricted stock, or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect.

(c)           No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Section 10 by the amount of earnings or benefits received by Executive in future employment.

(d)           Release.  Payment of any of the amounts described in this Section 10 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the forty-five (45) day period following the end of Executive’s employment and not revoking such Waiver and Release of Claims during any applicable revocation period.

11.           Other Provisions.

(a)           Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

(b)           Limitations on Assignment.  In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute.  Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company.  Any attempted assignment by Executive in violation of this Section 11(b) shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(c)           Severability and Reformation.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.  In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 11(c).

(d)           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

Clifford Lerner

__________________

___________________

If to the Company:

Snap Interactive, Inc.
462 7th Avenue, 4th Floor
New York, NY 10018

(e)           Further Acts.  Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(f)           Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter.  The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used.  Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(g)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h)           Venue.  The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

(i)            Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j)            Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement, and supersedes all prior employment-related agreements by and between the Company and the Executive, including, without limitation, the Employment Agreement entered into on December 13, 2006, and as amended from time to time.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(k)           Counterparts.  This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l)            Indemnification.  To the extent permitted by law, the Company will indemnify and hold Executive harmless against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Executive is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance.  Promptly after receipt by Executive under this section of notice of the commencement of any action (including any governmental action), Executive shall, if a claim in respect thereof is to be made against Executive under this section, deliver to the Company a written notice of the commencement thereof and Executive shall have the right to participate in, and, to the extent Executive so desires to assume the defense thereof with counsel selected by the Company and approved by Executive (whose approval shall not be unreasonably withheld); provided, however, that the indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by Executive, if representation of such indemnified party by the counsel retained by Executive would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to Executive within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Executive of any liability to the indemnified party under this section, but the omission so to deliver written notice to Executive will not relieve it of any liability that it may have to any indemnified party otherwise than under this section.  If the indemnification provided for in this section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then Executive, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of Executive on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of Executive and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by Executive or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

12.           Section 409A of the Code.

a.           To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service.  During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6) month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A., or Bank of America, on the date of such “separation from service.”  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 12 (together with accrued interest thereon) shall be paid to Executive or Executive’s beneficiary in one lump sum.

b.           It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

SNAP INTERACTIVE, INC.

By:	/s/ Jon D. Pedersen, Sr.
Name: Jon D. Pedersen, Sr.
Title: Chief Financial Officer

EXECUTIVE:

/s/ Clifford Lerner
Clifford Lerner

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (“Release”), effective as of the ______________ (the “Effective Date”), is made and entered into by and between Clifford Lerner (“Executive”) and Snap Interactive, Inc., a Delaware corporation (the “Company”).  Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Executive Employment Agreement made and entered into as of April 10, 2013 by and between the Company and Executive (the “Agreement”).

WHEREAS, Executive and the Company are parties to the Agreement; and

WHEREAS, Section 9 and Section 10 provides that Executive is entitled to certain payments and benefits upon separation from employment if he signs a release agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Executive and the Company agree as follows:

1.           Global Release.  In consideration of the mutual promises contained in the Agreement, including the Company’s promises to pay Executive consideration under Section 9, which are in addition to anything of value to which Executive is already entitled, Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against the Released Parties relating to or arising out of his employment during the Employment Period, or any terms of the Agreement in effect during the Employment Period, from the Effective Date and up to and including the date of this Release. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, creed, disability, religion, military status, family status, marital status, partnership status, domestic violence, stalking and sex offense victim status, arrest and conviction record, predisposing genetic characteristic, alienage or citizenship status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act, the New York City Human Rights Law, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or any other statutory or common law claims related to or arising out of his employment during the Employment Period or any terms of the Agreement in effect during the Employment Period, from the Effective Date and up to and including the date of this Release’s execution.  Notwithstanding the foregoing, nothing in this Release shall affect or impair: (i) any rights Executive may have to indemnification, including without limitation indemnification for attorneys’ fees, costs and/or expenses, pursuant to applicable statute, certificates of incorporation and by-laws of the Company or any of its affiliates; (ii) any of Executive’s rights arising under the Agreement; or (iii) any rights that Executive has as a former employee under the Company’s employee benefit plans (other than any severance plan).

2.           No Admission of Liability.  Executive understands and agrees that this Release shall not in any way be construed as an admission by the Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. The Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

3.           Time to Consider Release.  Executive acknowledges that he has been advised in writing by the Company that he should consult an attorney before executing this Release, and Executive further acknowledges that he has been given a period of forty-five (45) calendar days within which to review and consider the provisions of this Release.  Executive understands that if he does not sign this Release before the forty-five (45) calendar day period expires, this Release offer will be withdrawn automatically.

4.           Revocation Period.  Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release.  This Release will not become effective or enforceable, and the payments and benefits described under Section 9 will not become payable, until after this revocation period has expired without his revocation.  If Executive does not revoke the Release within the revocation period, the Company will commence the payments and benefits described under Section 9 within ten (10) days after the revocation period’s expiration date.

5.           Confidentiality of Release and Company Information.  Executive agrees to keep this Release, its terms, and the amount of payments and benefits related to this Release completely confidential.  Executive agrees and understands that he is prohibited from disclosing any terms of this Release to anyone, except that he may disclose the terms of this Release and the amount of the payments and benefits related to this Release to his attorney or as otherwise required by law.  Executive also agrees to continue to abide by the confidentiality provisions of the Agreement.

6.           Non-Disparagement.  Executive and the Company agree to continue to abide by the non-disparagement provisions of the Agreement.

7.           Agreement to Return Company Property/Documents. Executive understands and agrees that his last day of active work in any Company office or on any Company owned or leased property will be _______.  Accordingly, Executive agrees that:  (i) he will not take with him, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials, whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) he will promptly return to the Company all Confidential Information, documents, files, records and tapes, whether written in hardcopy form or electronically stored, that have been in his possession or control regarding the Company, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and all copies of these materials.  Executive further agrees that on ________, he will return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, Company credit cards, data, electronically stored information, lists, correspondence, notes, memos, reports, or other writings prepared by the Company or himself on behalf of the Company.

8.           Knowing and Voluntary Release.  Executive understands that it is his choice whether to enter into this Release and that his decision to do so is voluntary and is made knowingly.

9.           No Prior Representations or Inducements.  Executive represents and acknowledges that in executing this Release, he did not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release.

10.         Choice of Law.  This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of New York.  The parties agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

11.         Severability.  The Company and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

12.         Counterparts.  The Company and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a release of claims.

IN WITNESS WHEREOF, the Company and Executive hereto evidence their agreement by their signatures.

Executive Signature [Signature]	Company Representative [Signature]

Clifford Lerner	Company Representative [Printed Name]

Date	Date